_____________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 14, 2010
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

One Market, Spear Tower Suite 2400 San Francisco, California 94105 (Address of principal executive offices) (Zip Code) (415) 267-7000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 PG&E Corporation Short-Term Incentive Plan

On December 14, 2010, the Compensation Committee of the PG&E Corporation Board of Directors (“Committee”) approved the PG&E Corporation 2011 Short-Term Incentive Plan (“STIP”) under which officers and employees of PG&E Corporation and its subsidiary, Pacific Gas and Electric Company (“Utility”), may receive cash awards based on the extent to which specified performance targets for each STIP component are achieved.  Corporate financial performance, as measured by PG&E Corporation’s earnings from operations, will determine 50 percent of the incentive.  Operational performance will be measured using the following four factors:  (1) the results of a customer satisfaction and brand health survey (with a 15 percent weighting), (2) improvements in electric and gas distribution system reliability, and the achievement of safety goals (with a 25 percent weighting), (3) the results of an employee engagement survey (with a 5 percent weighting), and (4) environmental leadership as measured by environmental compliance and the success of efforts to reduce energy use, water use, and solid waste at the Utility’s facilities (with a 5 percent weighting).  The Committee will approve the specific performance targets for each STIP component in February 2011.

Amendments to PG&E Corporation 2006 Long-Term Incentive Plan

On December 15, 2010, the PG&E Corporation Board of Directors amended the PG&E Corporation 2006 Long-Term Incentive Plan (“LTIP”) to provide that the full number of shares of PG&E Corporation common stock for which an outstanding stock option or stock appreciation right (“SAR”) is exercised will be deemed to have been issued so that such shares are no longer available for award under the LTIP.  Before this amendment, the following shares could be added back to the pool of shares available for future grant under the LTIP:  (1) any shares that had been tendered to PG&E Corporation (or shares that PG&E Corporation withheld from issuance) to satisfy the option exercise price or associated withholding taxes upon the exercise of an option or SAR, and (2) shares with respect to which an option or SAR was exercised and settled in cash.  In addition, before this amendment, only the shares actually issued upon exercise of an SAR would reduce the pool of shares available for future awards under the LTIP.  The LTIP also has been amended to expressly prohibit PG&E Corporation from repurchasing an outstanding option or SAR.

Item 8.01.  Other Events

Regulatory Decisions Approved on December 16, 2010

At its meeting held on December 16, 2010 the California Public Utilities Commission (“CPUC”) voted to take action in various proceedings affecting the Utility.  Several of these decisions are discussed below.

The CPUC voted to award the Utility a final true-up payment of $29.1 million based on the Utility’s achievement of energy efficiency savings during the 2006-2008 energy efficiency program cycle.  Including this award, the Utility has earned total incentive payments of $104 million for the successful implementation of its energy efficiency programs over the 2006-2008 program cycle.   The CPUC also confirmed that the risk/reward incentive mechanism would apply to the 2009 program year, subject to various modifications.  The CPUC stated that applications for 2009 incentive awards are due by June 30, 2011 to enable the CPUC to issue a final decision by the end of 2011.

The CPUC voted to permit the Utility to enter into an amended purchase and sale agreement with Contra Costa Generating Station LLC for the development and construction of the 586-megawatt Oakley Generating Station, a natural gas-fired generation facility proposed to be located in Oakley, California.  Under the amended agreement, the guaranteed commercial availability date has been shifted from June 1, 2014 to June 1, 2016.  The CPUC decision provides that the Utility is not authorized to recover its associated costs in customer rates before January 1, 2016 and the Utility’s recovery of costs incurred before January 1, 2016 would depend on the amount of electric generation market revenues earned by the Utility.  The development and completion of the facility is subject to many risks, including risks related to securing adequate and reasonably priced financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, satisfying operating and environmental performance standards, and the negotiation and execution of additional necessary agreements between the Utility and the developer.

The CPUC also approved the Utility’s request to make any changes in revenue requirements that the CPUC authorizes in the Utility’s 2011 Gas Transmission and Storage Rate Case effective as of January 1, 2011, although the CPUC’s final decision will be issued after January 1, 2011.  The CPUC issued a similar ruling on November 19, 2010 with respect to any changes in revenue requirements that the CPUC authorizes after January 1, 2011 in the Utility’s 2011 General Rate Case.  After the CPUC issues its final decisions in these proceedings, the Utility would adjust rates for the remainder of the year to collect any shortfall, or refund any over-collection, that was incurred from January 1, 2011 to the date of the applicable CPUC decision.

The CPUC also voted to deny a petition that had been filed by the City and County of San Francisco to suspend the Utility’s installation of advanced electric and gas meters in its service territory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: December 17, 2010	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: December 17, 2010	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary